1995 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
Between
Alexander & Alexander Services Inc.
and



__________________
("Employee")


Effective __________________ the Compensation, Benefits and Nominating Committee (the "Committee") of the Board of Directors of Alexander & Alexander Services Inc. (the
"Company") awarded to the Employee ______ shares (the
"Shares") of the Company's Common Stock subject to the terms and conditions described below (the "Restricted Stock
Award").

The Restricted Stock Award is made pursuant to and is subject in all respects, to the provisions of the 1995 Long-Term Incentive Plan (the "Plan"), a copy of which has been furnished to the Employee and receipt of which the Employee acknowledges by acceptance of this Agreement.
The Plan is incorporated by reference into this Agreement. In addition to the provisions of the Plan, the following terms and conditions set forth in this Agreement are applicable to the Restricted Stock Award.

The Plan will control if there is any conflict between the Plan and this Agreement, and on such matters as are not contained in this Agreement. Capitalized terms not defined in this Agreement have the meanings given to them in the Plan.


 1.    Restrictions on Disposition of Shares
       The Employee agrees not to sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any shares subject to the Restricted Stock Award (or any new, additional or different Shares received pursuant to Section 3 of the Plan), for a ______ year period
       (the "Restricted Periods") ending on the following dates:
              a)  With respect to _____ of the Shares,
                  __________________; and

              b)  With respect to _____ Shares,
                  __________________; and

              c)  With respect to _____ Shares,
                  __________________;

       provided, however, that the Restricted Periods shall end earlier as provided in Section 6.3(d) of the Plan.

       The foregoing restrictions shall be in addition to any restriction on the Employee's ability to sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any Shares subject to the Restricted Stock Award under the Federal or any state securities laws. Any attempt by the Employee to sell, transfer, pledge assign or otherwise dispose of the Shares subject to the Restricted Stock Award shall constitute immediate forfeiture of such Award.

2.     Issuance of Shares
       Upon receipt of a signed copy of this Agreement by the Company or its agent, the Shares shall be issued to the Employee, who shall thereupon be a stockholder with respect thereto. The Employee shall have the right to vote such Shares and to receive all dividends and distributions paid with respect to such Shares, but the right to sell or otherwise dispose of them shall be subject to the restrictions specified in Paragraph 1 of this Agreement.

3.     Lapse of Restrictions
       The restrictions imposed in Paragraph 1 of this Agreement shall lapse upon the expiration of each relevant Restricted Period and the shares shall thereupon be free and clear of the restrictions imposed in Paragraph 1 of this Agreement.

4.     Change of Control
       Notwithstanding Paragraph 3 of this Agreement, the restrictions imposed in Paragraph 1 of this Agreement shall lapse commencing on the date of a "change of control" of the Company under the terms and conditions specified in Section 9.12 of the Plan.

5.     Investment Representations
       The Employee consents and agrees that he or she will make no distribution of the Shares in violation of the Securities Act of 1933, as amended, or any other federal or state securities statutes, rules or regulations.

6.     Non-Competition Agreement
       In consideration of the Restricted Stock Award and the Employee's employment with the Company, the Employee agrees to the terms of the Non-
       Competition Agreement set forth as Exhibit A of this Agreement. Any agreements on the same or similar subject matter heretofore entered into between the Employee and the Company or any of its Subsidiaries are hereby confirmed, shall remain in full force and effect and shall not be terminated, amended or otherwise modified as a result of the Employee's agreement to the terms of Exhibit A or as a result of any invalidity or unenforceability in whole or in part of any of the terms of Exhibit A.

7.     Interpretation, etc.
       The Plan and this Agreement shall be administered by the Committee in accordance with the applicable provisions of the Plan. All determinations by the Committee as to any matter, including matters of interpretation of this Agreement and the Plan and questions concerning Termination of Employment,
       Disability, Retirement or changes in employment status specified in Section 9.2 of the Plan shall be conclusive and binding upon the Employee.

8.     Income Tax Withholding
       To the extent necessary, the Employee hereby authorizes the Company to withhold from his or her salary any withholding tax resulting from the Restricted Stock Award as may be required by Federal or state tax law.

9.     Miscellaneous
       This Agreement and the Plan embody the entire agreement and understanding between the Company and the Employee with respect to the Restricted
       Stock Award and the other matters referred to herein and may not be changed, modified or terminated orally but only by a written instrument executed by the Employee and the Company. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Maryland. The provisions of this Agreement are intended to be separate and divisible and if, for any reason, any one or more of such provisions should be held to be invalid and unenforceable in whole or in part, the Employee agrees that the same shall not be held to affect the validity or enforceability of any other provision of this Agreement. Nothing contained in this Agreement or in the Plan shall restrict the right of the Company or any of its Subsidiaries to terminate the Employee's employment at any time, with or without cause. The Termination of Employment, whether by the Company or any of its Subsidiaries or otherwise, regardless of the reason therefore, shall have the results provided for in
       Section 6.3(d) of the Plan.

ALEXANDER & ALEXANDER SERVICES INC.


By:_______________________________




Pursuant to Sections 4.5 and 9.5 of the Plan, the Employee's right to the Restricted Stock Award covered by this Agreement is subject to execution of this Agreement and of the Non-Competition Agreement.

To indicate your acceptance of the Restricted Stock Award granted by this Agreement upon the terms and conditions set forth above and in the Plan, please execute and return, within 30 days of receipt of this Agreement:

                 one original copy of this Agreement
                 one original Non-Competition Agreement
                  (Exhibit A)
                 Personal Data Form

to:
__________________________________________________
 .
If all the above are not received within the 30 day period, the Restricted Stock Award granted under this Agreement shall be forfeited.

ACCEPTED AND AGREED TO:



_______________________________________
Employee's Signature               Date